Exhibit 99.1

Media Contact:	Addy Apesos
Rollins Inc.
404.888.2318

Orkin Establishes Three New International Franchises

ATLANTA, January 22, 2015 – Rollins, Inc., a global services company (NYSE: ROL), announced today that the company, through its wholly-owned subsidiary Orkin, has established its first franchise in India and expanded its presence in Mexico with the addition of two new franchises located in Jalisco and Aguascalientes/Guanajuato.

“We are excited to launch our first franchise in India and believe this emerging country provides a great opportunity for us as we continue to grow our Orkin brand internationally,” said Tom Luczynski, Orkin group vice president of global development and franchising. “The franchise is headquartered in Bangalore, the capital of the Indian state of Karnataka with a population of over 8 million. They will also provide pest control service in three additional cities - Delhi, Chennai and Mumbai. We are also pleased to continue to expand our presence in Mexico.”

Each franchise offers commercial and residential pest control and termite services.

Upon completion of their initial training at the company’s award-winning training center, franchisees will receive follow-up training in their respective countries.

About Orkin, LLC

Founded in 1901, Atlanta-based Orkin is an industry leader in essential pest control services and protection against termite damage, rodents and insects. The company operates more than 400 locations with almost 8,000 employees. Using a proprietary, three-step approach, Orkin provides customized services to approximately 1.7 million homeowners and businesses in the United States, Canada, Mexico, Europe, Central America, South America, the Middle East, the Caribbean, Asia, the Mediterranean and Africa. Orkin is committed to studying pest biology and applying scientifically proven methods. The company collaborates with the Centers for Disease Control and Prevention (CDC) and eight major universities to conduct research and help educate consumers and businesses on pest-related health threats. Learn more about Orkin at http://orkin.com. Orkin is a wholly-owned subsidiary of Rollins Inc. (NYSE: ROL).

About Rollins

Rollins Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC, HomeTeam Pest Defense, Orkin Canada, Western Pest Services, The Industrial Fumigant Company, Trutech LLC, Rollins Australia, Waltham Services LLC, PermaTreat and Crane Pest Control, the company provides essential pest control services and protection against termite damage, rodents and insects to more than 2 million customers in the United States, Canada, Mexico, Europe, South America, Central America, the Middle East, the Caribbean, Asia, the Mediterranean, Africa and Australia from more than 500 locations. You can learn more about our subsidiaries by visiting our web sites at http://orkin.com, http://pestdefense.com, http://orkincanada.ca, http://westernpest.com, http://indfumco.com, http://trutechinc.com, http://www.allpest.com.au/, http://walthamservices.com, www.permatreat.com, http://cranepestcontrol.com and http://rollins.com. You can also find this and other news releases at http://rollins.com by accessing the news releases button.

###

2170 Piedmont Road, N.E., Atlanta, Ga. 30324 (404) 888-2000

ANOTHER ROLLINS SERVICE